                                     BYLAWS


                         ARTICLE I.   NAME AND LOCATION

          Section 1.  The name of this corporation shall be
Intelliphone, Inc.

          Section 2. Its principal office shall be located at 965 Decatur Avenue North, Minneapolis, Minnesota 55427.

          Section 3. Other offices for the transaction of business shall be located at such places as the Board of Directors may from time to time determine.


                       ARTICLE II.   SHAREHOLDERS' MEETING

          Section 1. The annual meetings of the shareholders shall be held on the 1st day of October in each year at ten o'clock a.m., at the registered office of the corporation or at such other place as may be designated by the Board of Directors; provided, however, that whenever such day shall fall upon a Sunday or a legal holiday, the meeting shall be held on the next succeeding business day. At such meeting, the shareholders shall elect directors to serve for one year or until their successors are duly elected and qualified.

          Section 2. A special meeting of the shareholders, to be held at the same place as the annual meeting, may be called at any time by the president, and in his absence by the vice-president or by the directors. It shall be the duty of the directors, president or the vice-president, to call such a meeting whenever so requested by shareholders holding ten percent or more of the voting power of the shareholders of the corporation.

          Section 3. Notice of the time and place of all annual and special meetings shall be mailed by the secretary to each shareholder to the last known address of said shareholder as the same appears on the books of the corporation at least seven (7) days before the date of all annual and special meetings.

          Section 4. The president or, in his absence the vice-president, shall preside at all such meetings.

          Section 5. At every such meeting, each shareholder shall be entitled to cast one vote for each share of voting stock held in his name, which vote may be cast by him either in person or by proxy. All proxies shall be in writing and shall be filed with the secretary and by him entered of record in the minutes of the meeting.

          Section 6. Every shareholder shall have the right to vote in person or by proxy for the number of shares owned by him for as many persons as there are directors to be elected; or upon written notice to the president or secretary of the corporation not less than twenty-four hours before the time fixed for holding a meeting for the election of directors, a shareholder may cumulate said shares and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principal among as many candidates as he shall think fit. If a notice of intention to cumulate shares has been received, it shall be the duty of the presiding officer, upon the convening of the meeting, to announce that such notice has been given.


          Section 7. A quorum for the transaction of business at such meeting shall consist of a number of members representing a majority of the shares issued and outstanding; but the shareholders present at any meeting, though less than a quorum, may adjourn the meeting to a future time without notice other than an announcement at the meeting.


                        ARTICLE III.   BOARD OF DIRECTORS

          Section 1. The business and property of the corporation shall be managed by a Board of three (3) or more directors, who shall be elected annually by the shareholders at the annual meeting and shall hold office for one year or until their successors are duly elected and qualified. The number of directors of the corporation shall be as determined from time to time by the shareholders.

          Section 2. The annual meetings of the directors shall be held without notice immediately after the adjournment of each stockholders' meeting or at such time as may be provided by the Board of Directors.

          Section 3. Special meetings of the Board of Directors may be called by the president and, in his absence, by the vice president or by any member of the Board of Directors. By unanimous consent of the directors, special meetings of the Board may be held without notice at any time and place.

          Section 4. Notice of all regular and special meetings, except those specified in the second sentence of Section 3 of this Article, shall be mailed or telegraphed to each director by any director, at least two (2) days previous to the time fixed for the meeting. All notices of special meetings shall state the purpose thereof.

          Section 5. A quorum for the transaction of business at any regular or special meeting of the directors shall consist of a majority of the members of the Board.

          Section 6. The directors shall elect the officers of the corporation and fix their salaries; such election to be held at the directors' meeting following each annual shareholders' meeting.

          Section 7. Vacancies in the Board of Directors may be filled for the unexpired terms by the remaining directors at any regular or special directors' meeting.

          Section 8. The directors may by resolution appoint two or more members of the Board as an executive committee to manage the business of the corporation during the interim between meetings of the Board.

          Section 9. At each annual shareholders' meeting, the directors shall submit a statement of the business done during the preceding year together with a report of the general financial condition of the corporation and of the condition of its tangible property.


                             ARTICLE IV.   OFFICERS

          Section 1. The Board of Directors shall elect a Chief Executive Officer and Chief Financial Officer, and may elect such other officers as it may deem necessary for the operation and management of the corporation, each of whom shall have the duties and responsibilities incident to the offices which they hold or as determined by the Board. Officers need not be directors or shareholders. Without limiting the foregoing, the Board may elect a Chairman of the Board, President, one or more Vice Presidents, a Treasurer, a Secretary and such assistant officers as it may designate with titles to describe their duties, functions or special responsibilities. Officers shall hold office at the will of the Board for an indefinite term until their successors are elected and qualified. Any officer elected or appointed by the Board of Directors may be removed by the Board at any time with or without cause.


                               ARTICLE V.   SHARES

          Section 1. All certificates of shares shall be signed by the president and secretary and shall be sealed with the corporate seal if the corporation shall have adopted a corporate seal.

          Section 2. Transfers of stock shall be made only on the books of the corporation and the old certificate properly endorsed shall be surrendered and canceled before a new certificate is issued. The stock books of the corporation shall be closed against transfer for a period of ten (10) days before the date of payment of a dividend and for ten (10) days before each annual meeting of the stockholders.

          Section 3. In case of loss or destruction of a certificate of stock, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction and upon the giving of satisfactory security, by bond or otherwise, against loss to the corporation.

                       ARTICLE VI.   DIVIDENDS AND FINANCE

          Section 1. The Board of Directors may from time to time declare dividends to be paid by the corporation.

          Section 2. The funds of the corporation shall be deposited in such bank or trust company as the directors shall designate and shall be withdrawn only upon the check or order of the treasurer and countersigned by the president.


                         ARTICLE VII.   INDEMNIFICATION

          Section 1. The corporation shall indemnify persons for such expenses and liabilities in such manner, under such circumstances, and to the extent required by Minnesota Statutes Section 302A.521.


                           ARTICLE VIII.   AMENDMENTS

          Section 1. Amendments to these Bylaws may be made by a vote of the shareholders representing a majority of all issued and outstanding shares at any annual shareholders' meeting or at any special shareholders' meeting when the proposed amendment has been set out in the notice of such meeting.